Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-169255 and 333-187423) and Form S-8 (No. 333-177254) of our report dated April 1, 2013, with respect to the consolidated financial statements and schedule of Multiband Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst Young LLC

Minneapolis, Minnesota
April 1, 2013